                                                                  EXHIBIT 10.13




================================================================================



                            ASSET PURCHASE AGREEMENT


                                     among


                         DENTICATOR INTERNATIONAL, INC.

                         BIO DENTAL TECHNOLOGIES CORP.

                                JOSE L. MENDOZA


                                      and


                            YOUNG INNOVATIONS, INC.




================================================================================

                               TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----

SUMMARY OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE I-SALE OF ASSETS AND ASSUMPTION OF LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
  1.01 Assets Being Sold (the "Purchased Assets") . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
       (a)   Real Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
       (b)   Furniture, Machinery and Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
       (c)   Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
       (d)   Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
       (e)   Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
       (f)   "Denticator" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
       (g)   Governmental Licenses, Permits and Authorizations  . . . . . . . . . . . . . . . . . . . . . . . .     2
       (h)   Accounts and Notes Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
       (i)   Deposits, Credits and Prepaid Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
       (j)   Intangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
       (k)   Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
       (l)   Other Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
  1.02 Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
       (a)   Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
       (b)   Uncompleted Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
       (c)   Accrued Employee Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
       (d)   Other Accrued Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
       (e)   Amounts Owing to Bio Dental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
  1.03 Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
  1.04 Absolute Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
  1.05 Other Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
  1.06 Bulk Sales Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4

ARTICLE II-RELATED AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
  2.01 Assignment and Release Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
  2.02 Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
  2.03 Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

ARTICLE III-REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
  3.01 Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
  3.02 Authorization, Compliance with Other Instruments and Law . . . . . . . . . . . . . . . . . . . . . . . .     5
  3.03 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
  3.04 Absence of Certain Changes and Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
  3.05 Operation of the Business in the Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
  3.06 Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
  3.07 Material Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

  3.08  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
  3.09 Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
  3.10 Licenses, Permits and Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
  3.11 Title to Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
  3.12 Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
  3.13 Employee Benefit Plans; Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
  3.14 Litigation and Other Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
  3.15 No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
  3.16 Sufficiency of the Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
  3.17 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
  3.18 Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
  3.19 Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
  3.20 Real Property Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
  3.21 Condition of Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
  3.22 Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
  3.23 Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12

ARTICLE IV-REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
  4.01 Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
  4.02 Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13

ARTICLE V-THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
  5.01 Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
  5.02 Instruments of Transfer, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
  5.03 Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
  5.04 Intellectual Property Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
  5.05 Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16

ARTICLE VI-CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
  6.01 Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
  6.02 Conditions to Obligations of Seller and Bio Dental . . . . . . . . . . . . . . . . . . . . . . . . . . .     18

ARTICLE VII-EMPLOYMENT WITH BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
  7.01 Employment with Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
  7.02 Accrued Vacation and Sick Pay Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
  7.03 Workers' Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
  7.04 Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19

ARTICLE VIII-POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
  8.01 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
  8.02 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
  8.03 Commissions and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
  8.04 Sales, Transfer and Use Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
  8.05 Nondisclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20


  8.06   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         (a)   By Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         (b)   By Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  8.07   Defense of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  8.08   Set-Off of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  8.09   Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  8.10   Maintenance of Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE IX-TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  9.01   Events of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  9.02   Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE X-MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  10.01  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  10.02  No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  10.03  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  10.04  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  10.05  Venue for Suits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  10.06  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  10.07  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (a)   To Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (b)   To Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  10.08  Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  10.09  Waiver of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  10.10  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  10.11  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  10.12  Termination of Letter of Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

                                                 Page/Section
Schedule         Description                     Reference
--------         -----------                     ------------
1.01(a)          Real Property Leases             1 [Section  1.01(a)]

1.01(b)          Furniture, Machinery             1 [Section  1.01(b)]
                   and Equipment

1.01(c)          Inventory                        1 [Section  1.01(c)]

1.01(d)          Material Contracts               2 [Section  1.01(d)]

1.01(g)          Governmental Licenses,
                   Permits and Authorizations     2 [Section  1.01(g)]

1.01(h)          Accounts and Notes Receivable    2 [Section  1.01(h)]

1.01(i)          Deposits, Credits and Prepaid
                   Expenses                       2 [Section  1.01(i)]

1.01(j)          Intangible Assets                2 [Section  1.01(j)]

1.02(a)          Accounts Payable                 3 [Section  1.02(a)]

1.02(c)          Accrued Employee Expenses        3 [Section  1.02(c)]

1.02(d)          Other Accrued Expenses           3 [Section  1.02(d)]

1.02(e)          Amounts Owing to Bio Dental      3 [Section  1.02(e)]

1.05             Other Contracts                  4 [Section  1.05]

3.01             Jurisdictions                    5 [Section  3.01]

3.04             Changes and Events               6 [Section  3.04]

3.09             Customers                        8 [Section  3.09]

3.10             Licenses, Permits and
                   Authorizations                 8 [Section  3.10]

3.11             Title Exceptions                 8 [Section  3.11]

3.13             Employee Benefit Plans;
                   Labor Matters                  9 [Section  3.13]

3.14             Litigation                      10 [Section  3.14]

3.16             Sufficiency of Purchased Assets 10 [Section  3.16]

3.18             Insurance                       10 [Section  3.18]

3.22             Environmental Matters           11 [Section  3.22]

7.01             Employees of Seller             19 [Section  7.01]

8.10             Insurance Policies              23 [Section  8.10]

                                                     Page/Section
Exhibit        Description                           Reference
-------        -----------                           ------------

   A           Assignment and Release Agreement      4 [Section  2.01]

   B           Form of Employment Agreement          5 [Section  2.02]

   C           Escrow Agreement                      5 [Section  2.03]

   D           March 31, 1996
                 Balance Sheet                       6 [Section  3.03]

   E           Year Ended March 31, 1996
                 Statement of Operations             6 [Section  3.03]

                            ASSET PURCHASE AGREEMENT


  THIS AGREEMENT is made as of July 22, 1996 among DENTICATOR INTERNATIONAL, INC., a California corporation ("Seller"), BIO DENTAL TECHNOLOGIES CORP., a California corporation ("Bio Dental"), JOSE L. MENDOZA ("Mendoza") and YOUNG INNOVATIONS, INC., a Missouri corporation ("Buyer").

                             SUMMARY OF TRANSACTION

  Seller wishes to sell and Buyer wishes to purchase the business and substantially all of the assets of Seller, subject to certain of the liabilities of Seller.

  To effect such transaction and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                  SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

  1.01 Assets Being Sold (the "Purchased Assets"). Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 5.01 hereof), all of Seller's assets as they shall exist on the Closing Date (as defined in Section 5.01 hereof) including without limitation the following assets:

   (a) Real Property Leases. All of the right, title and interest of Seller in, to and under the lease (the "Real Property Lease") covering Seller's leased premises in Rancho Cordova, California, all of which are listed in
  Schedule 1.01(a) hereto;

   (b) Furniture, Machinery and Equipment. All the furniture, machinery, spare parts, transportation vehicles, plant, equipment (including, without limitation, molds), fixtures, leasehold improvements and other fixed assets of Seller, substantially all of which are listed in Schedule 1.01(b) hereto;

   (c) Inventories. All inventories of Seller of any kind, including, but not limited to, work-in-process, component parts, finished goods, supplies and raw materials substantially all of which as of March 31, 1996 are listed on Schedule 1.01(c) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after Closing;

   (d) Contracts and Commitments. Subject to the provisions of Section 1.05 hereof, all of the right, title and interest of Seller in, to and under all pending and executory contracts, agreements, licenses, leases, commitments and understandings, whether oral or written, of Seller, including, without limitation, those with respect to (w) customer orders, (x) confidentiality and non-disclosure agreements, including without limitation those with respect to information relating to the business of Seller supplied to potential purchasers of Seller, (y) the purchase of materials, supplies and services, and

   (z) those Material Contracts as defined in Section 3.07, all of which are listed in Schedule 1.01(d) hereto;

   (e) Books and Records. All books and records material to operating Seller, including all sales and credit records, advertising and sales material, literature, customer lists, marketing information, financial records, and personnel and payroll records of Seller;

   (f) "Denticator". All rights to use the name "Denticator" and any variations thereof;

   (g) Governmental Licenses, Permits and Authorizations. To the extent assignable, all governmental licenses, permits and authorizations, if any, related to the business of Seller, a complete list of which are set forth in
  Schedule 1.01(g) hereto;

   (h) Accounts and Notes Receivable. All of Seller's accounts receivable and notes receivable all of which as of March 31, 1996 are listed in Schedule 1.01(h) hereto (the "Purchased Receivables"); such schedule updated to the Closing Date will be provided as soon as practicable after Closing;

   (i) Deposits, Credits and Prepaid Expenses. All of Seller's deposits, credits, prepaid expenses and other current assets as at the Closing Date, all of which are listed in Schedule 1.01(i) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after closing;

   (j) Intangible Assets. The business of Seller as a going concern and the goodwill thereof and all intangible and intellectual property used in connection with the business of Seller, including without limitation, patents, trademarks, copyrighted works, tradenames, software and customer information and lists substantially all of which are listed in Schedule 1.01(j) hereto;

   (k) Cash. Cash and cash equivalent items including, without limitation, certificates of deposit, time deposits and marketable securities; and

   (l) Other Assets. All other assets, properties, rights and businesses of every kind and nature owned or held by Seller or in which Seller has an interest on the Closing Date which are used in or related to the business of Seller, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

  1.02 Assumed Liabilities. Buyer agrees to assume, perform and discharge the following of Seller's liabilities (the "Assumed Liabilities"):

   (a) Accounts Payable. All of Seller's accounts payable as at the Closing Date, all of which as of March 31, 1996 are listed on Schedule 1.02(a) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after Closing;

   (b) Uncompleted Contracts. All of Seller's obligations with respect to the uncompleted contracts and commitments of Seller being purchased as Purchased Assets;

   (c) Accrued Employee Expenses. All of Seller's accrued liabilities and expenses relating to compensation and benefit amounts due to employees of Seller, all of which as of March 31, 1996 are listed on Schedule 1.02(c) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after Closing;

   (d) Other Accrued Expenses. In addition to (c) above, all of Seller's other accrued liabilities and expenses on the books of Seller as of the Closing Date, all of which as of March 31, 1996 are listed on Schedule 1.02(d) hereto, and all of which have been recorded on the books of Seller in conformity with generally accepted accounting principles; such schedule updated to the Closing Date will be provided as soon as practicable after Closing; and

   (e) Amounts Owing to Bio Dental. All amounts owed by Seller to Bio Dental, the full amount of which, as of March 31, 1996 is listed on Schedule 1.02(e) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after Closing.

  Buyer shall not assume any liabilities or obligations of Seller except those specifically identified as liabilities on Seller's balance sheet dated as of the Closing Date and specifically assumed by Buyer pursuant to the provisions of this Section 1.02, and Seller agrees to indemnify and hold harmless Buyer with respect to any such non-assumed liabilities and obligations in the manner provided in Section 8.06 hereof. In the event that, after exhausting its indemnity rights against Seller, Buyer remains entitled to indemnification for any such non-assumed liabilities or obligations, Bio Dental and Mendoza agree to indemnify and hold harmless Buyer with respect to any such non-assumed liabilities and obligations solely and to the limited extent, and in the manner provided, in Section 8.08 hereof, provided, however, that during the period in which Buyer is pursuing its indemnity rights against Seller, Buyer shall be entitled to withhold, in amounts calculated pursuant to Section 5.2 of the Assignment and Release Agreement (as defined below), all or a portion of the Mendoza Payment and/or the Product Credit (as such terms are defined in the Assignment and Release Agreement), in an amount equal to that amount being sought from Seller pursuant to Buyer's indemnification rights, until such rights against Seller have been exhausted.

  1.03 Purchase Price. Buyer, in consideration for the purchase of the Purchased Assets being sold pursuant to this Agreement, agrees to pay an amount (the "Purchase Price") of $50,000, delivered to Seller at the Closing (as defined in Section 5.01 hereof); and will assume the Assumed Liabilities.

  1.04 Absolute Sale. Seller agrees that the sale, conveyance, transfer and delivery of the Purchased Assets to Buyer shall be free and clear of all title defects, liabilities, obligations, liens, encumbrances, charges and claims of any kind, except any liabilities and obligations expressly assumed by Buyer pursuant to Section 1.02 hereof.

  1.05 Other Contracts. This Agreement shall not constitute an agreement to assign or sublicense, as the case may be, any contracts, leases, licenses, agreements, bids, quotations or arrangements (for purposes of this Section 1.05 collectively called "contracts") if such attempted assignment or sublicense, without the consent of the other party thereto, is not permitted as a matter of law or in accordance with the terms of the contracts or would constitute a breach of the contracts or would in any way impair the rights of Seller or Buyer thereunder. Seller will use its best efforts to obtain, or will assist Buyer to obtain, such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest in all such contracts. If such consent is not obtained or if an assignment, attempted assignment or sublicense is not so permitted or would be ineffective or would impair Buyer's rights thereunder, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contracts provided, however, that, except as disclosed on Schedule 1.05, Seller will obtain consents to the assignment or sublicense of the contracts listed in Schedule 1.01(d) hereto (including those necessary for Buyer's continued operation of the computer system and software used by Seller) on or prior to the Closing Date.

  1.06 Bulk Sales Laws. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law; provided, however, that Seller agrees to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Purchased Assets by reason of such noncompliance (other than with respect to the Assumed Liabilities), to indemnify, defend and hold harmless Buyer from and against any and all such claims in the manner provided in Section 8.07 hereof, and to take promptly all necessary action to remove any lien or encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

                                   ARTICLE II

                               RELATED AGREEMENTS

  Simultaneously with the Closing hereunder the following agreements (the "Related Agreements") shall have been executed and delivered:

  2.01 Assignment and Release Agreement. An agreement (the "Assignment and Release Agreement") between Buyer and Bio Dental in the form of Exhibit A attached hereto pursuant to which Bio Dental will sell and convey to Buyer all of Bio Dental's rights and interests under all of its agreements with Seller, including, but not limited to, the Exclusive License Agreement dated March 31, 1991, as extended and amended on April 1, 1994 and as further amended on January 19, 1996, and will release Seller and Buyer from any claims or liabilities to Bio Dental under any of such agreements or otherwise, and Buyer shall pay Bio Dental cash in the approximate amount of $7.5 million and give Bio Dental certain credits for future purchases of products from Buyer or its affiliates.

  2.02 Employment Agreement. The Employment Agreement (the "Employment Agreement") between Buyer and Jose L. Mendoza in the form of Exhibit B attached hereto.

  2.03 Escrow Agreement. The Escrow Agreement among Buyer, Bio Dental and The Union Bank of California (the "Escrow Agent") in the form of Exhibit C attached hereto pursuant to the terms of which Buyer will deposit at Closing with the Escrow Agent cash in the amount of $100,000. The Escrow Agreement will have a term of three (3) years, Bio Dental will be entitled to all earnings on funds deposited under the Escrow Agreement, and the sole purpose of the Escrow Agreement will be to provide a fund against which Buyer may assert claims for indemnification under Article VIII hereof for breach of Seller's Representations and Warranties contained in Section 3.22 hereof, and any Losses (as defined in Section 8.06 hereof) which arise out of the matters discussed in the letter of the Environmental Protection Agency to Seller dated January 11, 1996 (the "EPA Letter").

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

  Seller represents and warrants to, and covenants with, Buyer that:

  3.01 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own and operate its properties and assets (including the Purchased Assets) and to conduct its business as it is now being conducted. Seller is duly qualified to do business and in good standing in each jurisdiction where the nature of its business done in such jurisdiction requires qualification; a schedule of such jurisdictions is set forth on Schedule 3.01 hereto.

  3.02 Authorization, Compliance with Other Instruments and Law. Seller has full corporate power and authority to enter into this Agreement, the Related Agreements and the other agreements and documents to be executed and delivered by it at Closing as contemplated hereby (collectively, the "Closing Documents"), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and is a valid and binding obligation of Seller enforceable in accordance with its terms and the Closing Documents will, when executed and delivered by Seller at Closing, constitute valid and binding obligations of Seller enforceable against Seller in accordance with their terms. The execution, delivery and performance of this Agreement and the Closing Documents will not (i) conflict with or result in a breach or violation of any provision of the Certificate of

Incorporation or By-Laws of Seller or of any order, writ, injunction, judgment, decree, law, statute, rule or regulation to which Seller is a party or by which Seller or the Purchased Assets may be bound or affected; or (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any lien, encumbrance, security agreement, charge, pledge, equity or other claim or right of any person in or to the Purchased Assets under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or the Purchased Assets may be bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Seller from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulation of any such government or agency shall have been made in such form as is acceptable as filed. Buyer shall cooperate with Seller with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Seller will deliver to Buyer at the Closing true and complete copies of all resolutions of its shareholders and board of directors by which the execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby were authorized, certified by the Secretary or Assistant Secretary of Seller as of the Closing Date. Seller shall also deliver evidence satisfactory to Buyer that any security interest or lien in any of the Purchased Assets has been released on or prior to the Closing.

  3.03 Financial Statements. Seller has previously furnished to Buyer true and correct copies of (i) Seller's audited balance sheet as of March 31, 1996 attached hereto as Exhibit D; and (ii) the audited statement of operations of Seller for the year ended March 31, 1996 attached hereto as Exhibit E (collectively, the "Financial Statements"). The balance sheet included in the Financial Statements presents fairly the financial position of Seller as of the date thereof, and the related statements of operations included in the Financial Statements present fairly the results of operations of Seller for the periods covered thereby, and the Financial Statements were prepared in conformity with generally accepted accounting principles.

  3.04 Absence of Certain Changes and Events. Except as otherwise contemplated by this Agreement, between the date of the Financial Statements and the
Closing:

   (a) the business of Seller has been conducted only in the ordinary course and substantially in the manner that such business was heretofore conducted, and there has not been, except in the ordinary course and consistent with past practice:

     (i) any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure in excess of $10,000 in the aggregate not disclosed on Schedule 3.04;

     (ii) any incurrence of liability in excess of $10,000 not disclosed on
   Schedule 3.04;

     (iii) any encumbrance or consent to encumbrance of any property or assets not disclosed on Schedule 3.04;

   (b) Seller has not entered into any agreement or transaction which, based upon the good faith application of its best business knowledge and experience, has resulted or will result in a transfer of assets for other than full and fair consideration;

   (c) there has not been any undisclosed change in the condition (financial or otherwise), assets, liabilities, business, results of operations, licenses, permits, franchises or affairs of Seller which has or is likely to have a material adverse effect on the business, financial condition or results of operations of Seller;

   (d) there has not been damage, destruction or casualty loss materially and adversely affecting the business, results of operations or financial condition of Seller;

   (e) there has not been (i) any increase in the rate or terms of compensation payable or to become payable by Seller to its directors, officers, key employees or commission sales personnel, except increases occurring in the ordinary course of business in accordance with its customary practices, (ii) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, key employees or commission sales personnel, except increases occurring in the ordinary course of business in accordance with its customary practices, or (iii) any entering by Seller into any new employment agreement or any modification of the terms of any existing employment agreement;

   (f) there has not been any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital lease, capital expenditure or capital financing) by Seller except in the ordinary course of business and consistent with the practices of Seller in the last fiscal year and except as otherwise disclosed on Schedule 3.04;

   (g) there has not been and will not have been any change by Seller in accounting methods, principles or practices;

   (h) to the best of Seller's knowledge, there has not been and will not have been any threatened occurrence or development relating to the business, operations, financial condition or affairs of Seller which would materially and adversely affect the business, operations, financial condition or affairs of Seller.

  3.05 Operation of the Business in the Ordinary Course. Since the close of business on the date of the Financial Statements, Seller's business has been operated, and, as of the Closing Date will have been operated, in the ordinary course, except to the extent that Buyer has otherwise agreed, or may prior to the Closing Date otherwise agree, in writing or as is expressly contemplated by this Agreement. From the date hereof until the Closing, Seller shall continue to use its best efforts to preserve the goodwill of Seller's business and its relationships with employees, customers and suppliers.

  3.06 Tax Matters. There is no tax obligation of Seller which constitutes, or may in the future constitute, a lien on the Purchased Assets, and, if any such lien exists or arises, it will be promptly discharged by Seller.

  3.07 Material Contracts and Commitments. The Schedule hereto entitled "Schedule 1.01(d) - Material Contracts and Commitments" constitutes a full and complete list, as of the date hereof, of all written and oral contracts and commitments of Seller involving aggregate obligations of Seller in excess of $10,000 per contract or which have a remaining term, as of the date hereof, of over six months in length of obligation on the part of Seller ("Material Contracts"). Except as indicated on Schedule 1.01(d), Seller is not in breach or violation of, or in default under, any of the Material Contracts; the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default or breach under any of the Material Contracts; and, except as specifically indicated in Schedule 1.01(d), the execution of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any consent requirement under any of the Material Contracts. All of the contracts listed on Schedule 1.01(d) are in full force and effect and have not been modified or amended in any respect, except as set forth on Schedule 1.01(d).

  3.08 [LEFT INTENTIONALLY BLANK]

  3.09 Customers. Attached as Schedule 3.09 is a list of the customers of Seller as of the Closing Date together with a list of sales volume to such customers during the twelve months ended March 31, 1996. Also indicated in
Schedule 3.09 are those customers with which Seller has entered into written or oral agreements with respect to future purchases.

  3.10 Licenses, Permits and Authorizations. Seller has obtained, and will as of the Closing continue to have, all approvals, authorizations, consents, licenses, franchises, orders, certificates and other permits of, and has made and will have made as of the Closing all filings with, any governmental authority, whether foreign, Federal, state or local, which are required for the ownership of the Purchased Assets or the conduct of Seller's business as presently conducted. A complete list of all such approvals, authorizations, consents, licenses, franchises, orders, certificates, permits and filings is included in Schedule 3.10 hereto.

  3.11 Title to Purchased Assets. Seller has good and marketable legal title to the Purchased Assets and shall at the Closing deliver to Buyer good and marketable legal title to the Purchased Assets free and clear of all title defects, liabilities, obligations, liens, mortgages, security interests, encumbrances, claims or similar adverse interests of any kind or character except (i) any Assumed Liabilities expressly assumed by Buyer pursuant to this Agreement, and (ii) the title exceptions listed in Schedule 3.11 hereto. All leases pursuant to which Seller leases any of the Purchased Assets are valid and binding in accordance with their respective terms and there are no defaults thereunder.

  3.12 Proprietary Rights. Seller is not, by virtue of the conduct of Seller's business, infringing upon or making an unauthorized use of any proprietary right or intellectual property right of any third party.

  3.13 Employee Benefit Plans; Labor Matters.

   (a) Except as set forth in Schedule 3.13 hereto, the Seller does not maintain, administer or otherwise contribute to any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not such plan is subject to any of the provisions of ERISA, which covers any employee or beneficiary of any employee, whether active or retired, of Seller (any such plan being herein referred to as an "Employee Plan"). Except as set forth in Schedule 3.13 hereto, none of such Employee Plans is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code"). The Seller has no commitment to create any additional Employee Plans and Seller has no legal obligation to continue any existing Employee Plan, except for continuation coverage under ERISA sections 601 through 609.

   (b) True and complete copies of each Employee Plan, including all amendments thereto and related trust or other funding agreements have been heretofore delivered to Buyer, together with a copy of the most recent summary plan description and summary of material modifications of each such plan.

   (c) Except as set forth in Schedule 3.13, with respect to the business of Seller (i) the Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any other tribunal; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best of the Seller's knowledge, threatened against or affecting the Seller; (iv) the Seller's employees are not represented by any union or other collective bargaining unit and the Seller has received no notice that any representation or petition respecting the employees of Seller has been filed with the National Labor Relations Board;
  (v) no grievance or any arbitration proceeding arising out of or under any collective bargaining agreements is pending against Seller; and (vi) the Seller has not experienced any strike or work stoppage or other industrial dispute involving Seller's employees in the past five years; and (vii) there are no pending notices or assertions of any claim for monetary damages or injunctive relief by an employee, former employee or other person for age, sex, disability or race discrimination, worker's compensation, unemployment, breach of contract or other employment related matters.

   (d) Seller has complied in all respects with the requirements of the Immigration Reform and Control Act of 1986, as amended ("IRCA"), and in connection therewith has received complete I-9 Forms from all of its current and former employees covered by IRCA. The Company has not knowingly hired, recruited or referred for a fee, or continued employment of any alien who does not have work authorization required by IRCA.

  3.14 Litigation and Other Claims. Except as described in Schedule 3.14, there are no actions, suits, arbitration proceedings, claims or proceedings related to the business or assets of Seller pending or, to the knowledge of Seller, threatened before any foreign, Federal, state, municipal or other court, department, commission, arbitration panel, board, bureau, agency, body or instrumentality against Seller or affecting the Purchased Assets at law or in equity. Seller is not a party to or subject to the provisions of any order, writ, injunction, decree or judgment of any court or foreign, Federal, state, municipal or other governmental or administrative body, department, commission, board, bureau, any securities exchange or other agency or instrumentality in connection with the ongoing operations of Seller except as set forth in
Schedule 3.14. Seller is not engaged in any arbitration nor has submitted any disputed matter to an arbitrator in connection with the ongoing operations of Seller except as set forth in Schedule 3.14.

  3.15 No Adverse Change. Since the close of business on the date of the Financial Statements, and except as described in the Schedules delivered herewith, there has been no material adverse change in the financial condition, results of operations, business or prospects of Seller.

  3.16 Sufficiency of the Purchased Assets. Except as described in Schedule 3.16, the Purchased Assets, all of which are located at Seller's facility in Rancho Cordova, California, are sufficient to operate Seller's business as currently operated. Neither Seller nor any of Seller's officers, directors or affiliates is a party to any contract which is necessary in any material respect to Seller's business other than contracts which will be assigned to Buyer at the Closing which contracts are listed in Schedule 1.01(d) hereto.

  3.17 Compliance with Laws. Neither the Purchased Assets nor the operations of Seller's business, as conducted at the date hereof and as will be conducted through the Closing, violate any foreign, Federal, state or local law, ordinance, rule or regulation.

  3.18 Insurance. Seller maintains, and through the Closing will maintain, adequate insurance insuring the Purchased Assets and the operations of Seller's business and will maintain, through the Closing Date, general liability coverage insuring against claims of third parties attributable to acts of Seller Employees (as defined in Section 7.01) and for product liability coverage. Valuations of Seller's properties for such insurance purposes are set forth in Schedule 3.18 hereto; such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. The insurance policies to which the Seller is a party are sufficient for compliance with all requirements of applicable laws and all agreements to which Seller is a party or by which Seller is bound. In the three years preceding the date of this Agreement, Seller has not been refused any insurance with respect to the Purchased Assets or the operations of Seller or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

  3.19 Accounts Receivable. All accounts receivable included in the Purchased Assets will be collected in full by Buyer net of any applicable reserves for doubtful accounts and for allowance for trade discounts included in the books of Seller as of the Closing Date, which reserves will be established on the same basis and with the same assumptions as reserves for doubtful accounts reflected on the Financial Statements were established. Buyer will use reasonable diligence to collect the accounts receivable.

  3.20 Real Property Leases. The Real Property Leases are valid and binding upon the lessors and are in full force and effect. There are no existing defaults by Seller under the Real Property Leases and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a default thereunder by Seller. Seller has delivered to Buyer a true and complete copy of the Real Property Leases.

  3.21 Condition of Purchased Assets. The Purchased Assets are suited for the uses intended, and are in conformity with all applicable laws, ordinances, rules and regulations. Equipment included in the Purchased Assets is in good working order, normal wear and tear excepted.

  3.22 Environmental Matters.

   (a) Except as set forth in Schedule 3.22 hereto, (i) Seller is in compliance with all environmental laws, regulations, permits and orders applicable to it at the time of Closing, and with all laws, regulations, permits and orders governing or relating to asbestos removal and abatement;
  (ii) Seller has not transported, stored, treated or disposed, or allowed or arranged for any third parties to transport, store, treat or dispose, of any Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, or had performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations, nor has Seller disposed, or allowed or arranged for any third parties to dispose, Hazardous Substances or other waste upon the real property owned or leased by Seller; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of real property owned or leased by Seller; (iv) Seller has not transported or disposed, or allowed or arranged for any third parties to transport or dispose, any Hazardous Substance or other waste to or at a site which, pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any similar law, (A) has been placed on the National Priorities List or its state equivalent, or (B) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent;
  (v) Seller has not received notice, and has no knowledge of any facts which could give rise to any notice, that Seller is a potentially responsible party for a Federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation or notice of any other Environmental Claim; (vi) Seller has not received any written or oral request for information in connection with any Federal or state environmental cleanup site and has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any Federal, state or local governmental entity, or at the request of any other person or entity; (vii) there are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring, as of the date of this Agreement, any work, repairs, construction or capital expenditures with respect to the assets or properties of Seller; and (viii) Schedule 3.22 identifies (w) all environmental audits, assessments or occupational health studies undertaken by Seller or its agents or by any governmental agencies with respect to the operations or properties of Seller;
  (x) the results of any ground water, soil, air or asbestos monitoring undertaken with respect to any real property owned or leased by Seller; (y) all written communications of Seller with environmental agencies; and (z) all citations issued with respect to Seller under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).

   (b) For the purposes of this Agreement, "Environmental Claim" shall mean any demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding at any time by a person which asserts that an Environmental Condition constitutes a violation of or otherwise gives rise to a legally mandated liability or obligation under, any statute, ordinance, regulation, or other governmental requirement or the common law, including, without limitation, any such statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge, or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation, or disposal of any Hazardous Substance. "Environmental Condition" shall mean the presence on the Closing Date, whether discovered or undiscovered on the Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air of any pollutant, contaminant, industrial solid waste or Hazardous Substance arising out of or otherwise related to the operations or other activities of Seller, or of any predecessor in interest or line of business to Seller, conducted or undertaken prior to the Closing Date. "Hazardous Substance" shall mean any substance defined in the manner set forth in Section 101(14) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and shall include any additional substances designated under Section 102(a) thereof. "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

  3.23 Full Disclosure. All information furnished to Buyer in accordance herewith is, and as of the Closing shall be, correct and complete in all respects. No representation or warranty of Seller and no information, Schedule or certificate furnished or to be furnished by or on behalf of Seller to Buyer, its affiliates or its agents pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statement contained herein or therein not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer hereby represents and warrants to, and covenants with, Seller that:

  4.01 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.

  4.02 Due Authorization. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. The execution, delivery and performance of this Agreement will not result in a violation of any provision of the Articles of Incorporation or By-Laws of Buyer, or of any material contract by which it is bound, or of any judgment or decree to which it is a party or by which it is bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Buyer from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulations of such government or agency shall have been made in such form as is acceptable as filed. Seller shall cooperate with Buyer with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Buyer will deliver to Seller at the Closing true and complete copies of all resolutions of its board of directors by which the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby were authorized, certified by the Secretary or Assistant Secretary of Buyer.

                                   ARTICLE V

                                  THE CLOSING

  5.01 Time and Place of Closing. Upon the terms and subject to the satisfaction or waiver of the conditions in this Agreement, the Closing of the transactions contemplated hereby (the "Closing") shall take place on July 22, 1996 (the "Closing Date") at the offices of Armstrong, Teasdale, Schlafly & Davis in St. Louis, Missouri or at such other time and place as the parties hereto may agree in writing.

  5.02 Instruments of Transfer, Etc. At the Closing, Seller will deliver to Buyer such deeds, bills of sale, instruments of assignment and other good and sufficient instruments of transfer, executed by Seller or its affiliates and in a form reasonably satisfactory to Buyer, as Buyer may reasonably require to vest in Buyer all right, title and interest of Seller in and to the Purchased Assets, and Buyer shall pay to Seller the amount, and deliver to Seller the instruments, required of it at the Closing.

  Seller shall deliver to Buyer at the Closing possession of the Purchased Assets being sold pursuant to this Agreement and the entire right, title and interest of Seller in and to such Purchased Assets shall pass to Buyer at the Closing effective as of the Closing Date.

  5.03 Opinions of Counsel.

   (a) At the Closing, Seller and Bio Dental shall receive an opinion or opinions from Armstrong, Teasdale, Schlafly & Davis, Buyer's Counsel, dated the Closing Date and satisfactory in form and substance to Seller and its counsel, to the effect that:

     (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri;

     (ii) Buyer has the corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is to be a party and to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Related Agreements to which Buyer is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the Related Agreements to which Buyer is to be a party or to consummate the transactions contemplated hereby and thereby; and

     (iii) this Agreement and the Related Agreements to which Buyer is to be a party have been duly and validly executed and delivered by Buyer and, assuming this Agreement and the Related Agreements to which Buyer is to be a party are valid and binding obligations of the other parties thereto, are valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

   (b)   At the Closing, Buyer shall receive an opinion or opinions from Gene
  N. Windham, counsel to Seller, dated the Closing Date and satisfactory in form and substance to Buyer and its counsel, to the effect that:

     (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and in good standing in each jurisdiction where the nature of its business conducted in such jurisdiction requires such qualification;

     (ii) This Agreement and the Related Agreements to which it is to be a party have been duly and validly executed and delivered by Seller and, assuming the Agreement and the Related Agreements to which Seller is to be a party are valid and binding obligations of the other parties thereto, are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

     (iii) Except for those approvals and consents which have already been obtained, neither execution and delivery by Seller of this Agreement and the Related Agreements to which it is to be a party, the sale by Seller of the Purchased Assets pursuant to this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Agreements to which Seller is to be a party will (A) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of the Seller, (B) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than those which have been made or obtained; (C) to the best of such counsel's knowledge after reasonable investigation, constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; (D) to the best of such counsel's knowledge after reasonable investigation, result in the creation of any encumbrance, security interest, equity or right of others upon any of the properties or assets of Seller under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Seller or its assets may be bound or affected; or (E) violate any order, writ, injunction, judgment or decree known to such counsel, to which Seller is a party, or by which any of its assets are bound or any law, statute, rule or regulation applicable to Seller or any of its assets; and

     (iv) The instruments of transfer contemplated by this Agreement, are in proper form to transfer to Buyer, all of Seller's interest in the Purchased Assets, free and clear, to the best of such counsel's knowledge after reasonable investigation, of any liens, encumbrances, equities and claims of whatever nature, except (i) those created by Buyer and (ii) those, if any, created by failure to comply with the California Bulk Transfer Laws.

   (c) At the Closing, Buyer shall receive an opinion or opinions from Tomlinson, Zisko, Morosoli & Maser, L.L.P., counsel to Bio Dental, dated the Closing Date and satisfactory in form and substance to Buyer and its counsel, to the effect that:

  This Agreement, the Assignment and Release Agreement and the Escrow Agreement have been duly and validly executed and delivered by Bio Dental and, assuming such Agreements are valid and binding obligations of the other parties thereto, are valid and binding obligations of Bio Dental, enforceable against Bio Dental in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

  5.04 Intellectual Property Assignments. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the assignment and transfers of intellectual property referred to in Section 6.01(h).

  5.05 Other Documents. At the Closing, each such party shall deliver to the other parties such certificates of officers, governmental Certificates of Good Standing, certified copies of By-laws, Articles of Incorporation and minutes of proceedings, and such assumptions of liabilities and other documents as shall reasonably be requested by another party hereto.


                                   ARTICLE VI

                             CONDITIONS TO CLOSING

  6.01 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement to consummate the purchase of the Purchased Assets shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived at the option of Buyer:

   (a) There shall have been no material breach by Seller or Bio Dental in the performance of its respective covenants herein.

   (b) The representations and warranties of Seller contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as if made anew as of the Closing Date (except for changes contemplated or permitted by this Agreement).

   (c) There shall have been delivered to Buyer certificates in form reasonably satisfactory to Buyer and its counsel signed by the Chief Executive Officer of Seller to the effect that Seller has performed all of its covenants under this Agreement, and that all of the representations and warranties of Seller made herein are true as of the Closing Date.

   (d) There shall not have been issued and be in effect any injunction, order or decree from any governmental body, agency or official authority restraining or prohibiting consummation of the transactions contemplated by this Agreement, nor shall there have occurred any event, development or circumstance after the date hereof and prior to the Closing which materially and adversely affects the business, operations or properties of Seller, including, without limitation, any lawsuit, governmental proceeding or investigation filed or commenced against any of the parties hereto seeking to restrain, enjoin or modify the transactions contemplated hereby or in which sanctions or penalties are threatened.

   (e) All corporate action or other action necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and certified copies of all Board of Directors and stockholders resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall be delivered to Buyer.

   (f) Buyer shall have received, or shall have satisfied itself that it will receive, all consents, waivers or approvals necessary to insure that the purchase contemplated hereby will not give rise to a claim of default under, or any event which, with notice or the passage of time, or both, could give rise to a material default under, or would excuse performance by any party under, any agreement, contract or commitment listed in Schedule 1.01(d).

   (g) Buyer shall have satisfactorily completed its due diligence investigation of Seller.

   (h) Buyer shall have received from Seller, Bio Dental and Mendoza assignments, in form satisfactory to Buyer, of all patents and trademarks owned or used by Seller in its business.

   (i) All deliveries required to be made by Seller and Bio Dental pursuant to Article V shall have been made, and all of the Related Agreements shall have been executed and delivered by all parties thereto other than Buyer.

  6.02 Conditions to Obligations of Seller and Bio Dental. The obligations of Seller and Bio Dental under this Agreement shall be subject to fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived at the option of Seller:

   (a) There shall have been no material breach by Buyer in the performance of any of its covenants herein.

   (b) The representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as if made anew as of the Closing Date (except for changes contemplated or permitted by this Agreement and representations and warranties made as of a specified date which shall be true and correct in all material respects as of such date).

   (c) There shall have been delivered to Seller a certificate signed by a duly authorized executive officer of Buyer to the effect that Buyer has performed all of its covenants under this Agreement, and that all of the representations and warranties of Buyer made herein are true as of the Closing Date.

   (d) There shall not have been issued and be in effect any injunction or order or decree from any governmental body, agency, official or authority restraining or prohibiting consummation of the transactions contemplated by this Agreement.

   (e) All corporate action or other action necessary to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and certified copies of all Board of Directors resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall be delivered to Seller.

   (f) All deliveries required to be made by Buyer pursuant to Article V shall have been made, and all of the Related Agreements shall have been executed and delivered by all parties thereto other than Seller.

   (g) Bio Dental shall have been released from its guaranty of Seller's obligations under the Real Property Lease.

   (h) Seller shall have delivered to Bio Dental its written agreement, and such documentation as Bio Dental shall reasonably require, canceling all options to purchase shares of capital stock of Bio Dental held by Seller.

                                  ARTICLE VII

                             EMPLOYMENT WITH BUYER

  7.01 Employment with Buyer. Prior to or at Closing, Buyer shall offer employment on the same terms and with the same salaries, wages and benefits as currently in effect with Seller to those persons who are employed by Seller on the Closing Date ("Seller Employees") who are selected by Buyer in consultation with Mendoza. Schedule 7.01 contains a list of all Seller Employees as of March 31, 1996. (Those employees of the Seller who accept employment with the Buyer pursuant to this Agreement are hereinafter referred to as the "Transferred Employees".)

  7.02 Accrued Vacation and Sick Pay Liability. The Buyer shall assume the Seller's accrued liability to Transferred Employees under the Seller's vacation and sick pay policies as of the Closing Date.

  7.03 Workers' Compensation. The Seller will retain responsibility for all workers' compensation claims of employees of Seller other than Transferred Employees and will retain responsibility for workers' compensation claims of Transferred Employees pending as of the Closing Date or arising as a result of events occurring or conditions caused on or prior to the Closing Date. The Buyer shall be responsible for all workers' compensation claims made by Transferred Employees after the Closing Date and arising as a result of events occurring or conditions caused after the Closing Date.

  7.04 Third Parties.  The covenants of the Buyer and the Seller in this
Article VII are not intended to create any right in any Transferred Employee or his or her heirs, executors, beneficiaries or personal representatives.

                                  ARTICLE VIII

                             POST-CLOSING COVENANTS

  8.01 Expenses. Except as otherwise provided herein, Seller and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Buyer shall be responsible for fees, commissions, expenses and reimbursements incurred by or required to be paid to its professional advisors and Seller shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to such Seller's professional advisors.

  8.02 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof (including after the Closing Date if requested), Seller and its affiliates will, at their own expense and without further consideration, execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchased Assets and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements.

  8.03 Commissions and Fees. Seller and Buyer each represents and warrants to the other that no broker, finder, financial adviser or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation. Seller, on the one hand, and Buyer, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

  8.04 Sales, Transfer and Use Taxes. The parties do not contemplate that any sales, transfer or use taxes will be payable in connection with the transactions contemplated by this Agreement and the Related Agreements. However, to the extent such taxes are payable, all sales, transfer and use taxes incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby will be borne by Seller, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such sales, transfer and use taxes, and, if required by applicable law, both parties will join in the execution of any such Tax Returns or other documentation.

  8.05 Nondisclosure. Seller agrees not to use or disclose at any time after consummation of the transactions contemplated hereby, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Buyer, any trade secrets, proprietary information, or other confidential information relating to designs, suppliers, subcontractors, inventions, operations, marketing, bidding information, cost and pricing data, master files or customer lists utilized by Seller in connection with its business prior to the Closing or by Buyer or any of its affiliates (the "Buyer Group"), or the skills, abilities and compensation of the Buyer Group's employees, and all other similar information material to the conduct of the Buyer Group's business, which is not presently generally known to the public; provided, however, that this provision shall not preclude Seller from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order the undersigned will give Buyer three business days' written notice (or, if disclosure is required to be made in less than three business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

  8.06 Indemnification.

   (a) By Seller. Seller agrees to save, defend and indemnify Buyer against and hold it harmless from any and all claims, liabilities, losses, damages, deficiencies, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, interest, penalties and counsel's fees and expenses) ("Losses"), asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, arising out of (i) any breach of any representation, warranty, covenant or agreement made by Seller under this Agreement, or (ii) any liability of Seller other than the Assumed Liabilities or any Environmental Claim.

   (b) By Buyer. Buyer agrees to save, defend and indemnify Seller against and hold it harmless from any and all Losses arising out of (i) any breach of any representation, warranty, covenant or agreement made by Buyer under this Agreement or (ii) any Assumed Liability.

  8.07 Defense of Claims.

   (a) Should any claim, action or proceeding by or involving a third party arise after the Closing Date for which Seller or Buyer is liable under the terms of this Agreement, the party which is entitled to be indemnified with respect to such claim (the "Indemnified Party") shall notify the party who is liable therefor under the terms hereof (the "Indemnifying Party") within a reasonable time after such claim, action or proceeding arises and is known to the Indemnified Party, and if the Indemnifying Party shall admit in writing its indemnification obligation in respect thereof, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity:

     (i) to take part in any examination of the relevant books and records of the Indemnified Party;

     (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party or prosecute any claim, action, counterclaim or other proceeding with respect thereto;

     (iii) to take all other required steps or proceedings to settle or defend any such claim, action or proceeding; and

     (iv) to employ counsel reasonably acceptable to the Indemnified Party to contest any such claim, action or proceeding in the name of the Indemnified Party, or otherwise.

  The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnifying Party. If the Indemnifying Party wishes to assume the defense of any such claim or action, it shall give written notice to the

  Indemnified Party admitting its indemnification obligation in respect thereof and stating that it intends to assume such defense within 15 days after notice from the Indemnified Party of such claim or action (unless the claim or action reasonably requires a response in less than 15 days after the notice is given to the Indemnifying Party, in which event it shall notify the Indemnified Party at least five days prior to such reasonably required response date), and the Indemnifying Party shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party may participate in such defense at its own expense but, in any event, the Indemnifying Party shall have the right, as long as it is actively defending any claim or action, to control such defense. The Indemnified Party shall afford the Indemnifying Party's counsel and other authorized representatives reasonable access during normal business hours to all relevant books, records, offices and other facilities and properties of the Indemnified Party, and to the personnel of the Indemnified Party, and shall otherwise use all reasonable efforts to cooperate with the Indemnifying Party, such counsel and such other authorized representatives in connection with the exercise of the rights of the Indemnifying Party pursuant to this Section 8.07.

   (b) If the Indemnifying Party shall not assume the defense of, or if after so assuming it shall fail to actively defend, any such claim or action, the Indemnified Party may defend against any such claim or action in such manner as it may deem appropriate, and the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party promptly shall reimburse the Indemnified Party for the amount of such settlement and for all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified Party in connection with the defense against and settlement of such claim or action. If no settlement of such claim or litigation is made, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense against such claim or litigation.

   (c) If a judgment is rendered against the Indemnified Party in any action covered by the indemnification provisions hereof, or any lien attaches to any of the assets of the Indemnified Party, the Indemnifying Party immediately upon such entry or attachment shall pay such judgment in full or discharge such lien unless, at the Indemnifying Party's expense and direction, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnifying Party shall forthwith pay such judgment or discharge such lien before the Indemnified Party is compelled to do so.

  8.08 Set-Off of Claims. Bio Dental and Mendoza each agrees that, to the extent provided, respectively, in the Assignment and Release Agreement and the Employment Agreement, Losses as to which Buyer is entitled to indemnification hereunder which remain unsatisfied after Buyer has exhausted its remedies against Seller, may be satisfied solely by reducing the amount of the remaining credit for future purchases to which Bio Dental is entitled, or the amount of the remaining Noncompete Payment (as such term is defined in the Employment Agreement) otherwise payable to Mendoza, all as set forth in
Section 5.2 of the Assignment and Release Agreement, incorporated herein by this reference. Except as so provided in this Section 8.08, Bio Dental and Mendoza shall not be otherwise responsible for such Losses. In the event of any such proposed set-off, the provisions of Section 8.07 hereof shall remain in effect and shall apply to the resolution of any claim, action or proceeding by or involving a third party and Bio Dental and Mendoza shall be deemed to be the "Buyer" thereunder. In such event, Bio Dental and Mendoza agree to use all commercially reasonable efforts to cooperate with each other with respect to any such claim, action or proceeding.

  8.09 Escrow. Bio Dental agrees, to the extent provided in the Escrow Agreement, to indemnify Buyer against Losses, asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, arising out of (i) any breach of any representation or warranty contained in Section 3.22 of this Agreement, or (ii) out of any matter described in the EPA Letter.

  8.10 Maintenance of Insurance Policies. Seller agrees to maintain the insurance policies set forth on Schedule 8.10 hereto following the Closing through March, 1997, naming Seller, Buyer and Bio Dental as additional insureds.


                                   ARTICLE IX

                                  TERMINATION

  9.01 Events of Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

   (a)   by mutual written consent of Buyer, Seller and Bio Dental; or

   (b) by either Buyer, Seller or Bio Dental if the Closing has not occurred prior to July 31, 1996, or such later date as the parties shall mutually approve; or

   (c) by Buyer if prior to completion of the Closing there shall have been a material breach in any of the representations, warranties or covenants of Seller herein or by Seller if prior to completion of the Closing there shall have been a material breach of any of the representations, warranties or covenants of Buyer contained herein; provided, however, that a party shall not be permitted to terminate this Agreement based upon its own breach.

  9.02 Specific Performance. The parties hereto acknowledge that damages may be an inadequate remedy for breach of this Agreement and that the obligations of the parties shall be specifically enforceable, but the availability of specific performance shall in no way limit the availability of damages.

                                   ARTICLE X

                                 MISCELLANEOUS

  10.01 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

  10.02 No Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, that without such written consent, Buyer may assign its rights hereunder, in whole or in part, to any corporation or other entity controlled by, controlling, or under common control with Buyer, and Bio Dental may assign its rights hereunder to Zila, Inc., provided that no such assignment will relieve Bio Dental of its obligations hereunder. Notwithstanding any other provision contained herein, Buyer may pledge or grant a security interest in any of its rights under this Agreement to any federal or state chartered lending institution. Any attempted or purported assignment by any party other than in accordance with this Section
10.02 shall be null and void.

  10.03 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party.

  10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to conflict of laws principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

  10.05 Venue for Suits. The parties agree that any action or proceeding relating in any way to this Agreement or the Related Agreements or the transactions contemplated hereby and thereby shall, if brought against Seller or Bio Dental, be brought and enforced in the Municipal or Superior Court for the County of Sacramento, California or in the United States District Court for the Northern District of California or, if brought against Buyer, in a Missouri State Court or United States District Court sitting in St. Louis, Missouri, and the parties hereby waive any objection to jurisdiction or venue in any such proceeding commenced in or removed to such courts.

  10.06 Survival. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement contained herein or in any document delivered pursuant to or in connection herewith shall survive the Closing for a period of two years and shall survive any investigation by any other party; provided, however, that representations, warranties and indemnities with respect to claims by third parties (including employees and former employees of Seller and Federal, state or municipal governments or the agencies thereof) shall survive the Closing for the applicable statute of limitations periods relating to such claims.

  10.07 Notices. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or sent by telecopier, addressed as follows:

                  (a)    To Seller.  If to Seller addressed to:

                         Denticator International, Inc.
                         11330 Sunrise Park Drive
                         Rancho Cordova, California 95742
                         Attention:  Jose Mendoza
                         Telecopier No.: 916-638-0319


                         Bio Dental Technologies Corp.
                         11291 Sunrise Park Drive
                         Rancho Cordova, California 95742
                         Attention:  Terry Bane
                         Telecopier No.: 916-638-9307


                         and


                         Jose L. Mendoza
                         821 Valvista Way
                         Auburn, California 95603

                  (b)    To Buyer.  If to Buyer addressed to:

                         Young Innovations, Inc.
                         13705 Shoreline Court East
                         Earth City, Missouri  63045
                         Attention:  Michael W. Eggleston
                         Telecopier No.:  314-344-0021

                         Copy to:

                         Armstrong, Teasdale, Schlafly & Davis
                         One Metropolitan Square
                         St. Louis, Missouri  63102-2740
                         Attention:  John L. Gillis, Jr., Esq.
                         Telecopier No.:  314-621-5065

  Any party may designate a change in address at any time upon written notice to the other parties.

  10.08 Amendment and Modification. The Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties.

  10.09 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but any such waiver or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

  10.10 Interpretation. The table of contents and the article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a governmental entity or any department or agency thereof. As used in this Agreement, the term "subsidiary", when used in reference to any other person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person. As used in this Agreement, the term "generally accepted accounting principles" means generally accepted accounting principles as in effect and as applied in the United States. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934. When used herein, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

  10.11 Entire Agreement. This Agreement and the Related Agreements, including the schedules, exhibits, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of any transactions contemplated by this Agreement and the Related Agreements and supersede all prior agreements and understandings between the parties with respect thereto.

  10.12 Termination of Letter of Intent. This Agreement supersedes and replaces in its entirety that certain letter of intent dated January 19, 1996 by and among Seller, Bio Dental and Mendoza, and such letter of intent shall be deemed terminated by all parties thereto as of the Closing Date.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                            DENTICATOR INTERNATIONAL, INC.


                                            By: /s/ Jose L. Mendoza
                                               ------------------------------

                                            Name: Jose L. Mendoza
                                                 ----------------------------

                                            Its:  President



                                            BIO DENTAL TECHNOLOGIES CORP.


                                            By: /s/ Terry E. Bane
                                               --------------------------------

                                            Name: Terry E. Bane
                                                 ------------------------------

                                            Its: Chief Financial Officer
                                                -------------------------------


                                            /s/ Jose L. Mendoza
                                            -----------------------------------
                                            JOSE L. MENDOZA



                                            YOUNG INNOVATIONS, INC.


                                            By: /s/ George E. Richmond
                                               --------------------------------

                                            Name: George E. Richmond
                                                 ------------------------------

                                            Its: President
                                                -------------------------------